EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Upscale Media, Inc.

We hereby consent to the incorporation by reference of our report dated March 26, 2012,  with respect to the  financial statements of Upscale Media, Inc. as of December 31, 2011 and 2010,  and for the period from December 30, 2010 (date of inception) through December 31, 2011,  in the Registration Statement on Form S-1/A to be filed on or about July 16, 2013. We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC
CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
July 17, 2013